Exhibit 10.28

BANK OF HAMPTON ROADS

DIRECTORS RETIREMENT PLAN AGREEMENT

This Directors Retirement Plan Agreement (the “Agreement”) is entered into as of the              day of             , 200            , by and between The Bank of Hampton Roads, a Virginia banking corporation, (“BHR” or the “Bank”), with a principal address of 999 Waterside Drive, Suite 200, Norfolk, Virginia (23510), and              (Print Name) (“Participant”), with an address of                          in the City/County of                     , Virginia (                    ) (Zip Code).

R E C I T A L S

Whereas, BHR’s Board of Directors (the “Board”) did unanimously approve at its meeting on March 31, 2001, a certain “Directors Retirement Plan” (the “Plan”) as formulated and recommended by the Executive Committee of the Board providing for retirement compensation to a retiring Director based upon a Director’s term of service to the Bank;

Whereas, the Plan was adopted in recognition of the fact that Board Members who become eligible for benefits under the Plan have served on the Board for a significant period of time and will have developed a keen understanding of the Bank, its business, the competitive environment in which the Bank operates and the elements of effective corporate governance;

Whereas, for those retiring Directors who want to leave the Board but remain associated with the Bank, the Plan allows former Board Members who have distinguished themselves in service to the Bank to continue to make meaningful contributions to the Board and the Bank;

Whereas, the Plan requires that Board Members have a significant investment in the Bank, maintain enthusiasm about the Bank and its services, and be active in the business community;

Whereas, the Plan as adopted affects BHR Directors who have served on the Board for six (6) or more years and provides certain benefits in consideration of certain continued services to the Bank, the terms and conditions of which are more fully described in this Agreement; and

Whereas, the Participant and the Bank believe it prudent to memorialize the various obligations of the Participant and the Bank to each other and the Participant’s compensation and rights under the Plan.

IN CONSIDERATION of the premises and covenants set forth herein and other good consideration, the receipt and sufficiency of which is herby acknowledged, the parties hereto agree as follows:

1. Term. If the Participant is eligible to receive compensation and benefits under the Plan as provided in ¶2 herein, the term (the “Term”) of this Agreement shall commence from the first (1st) day of the month following the conclusion of the Participant’s service on the Board and continue for the earlier to occur of (a) the Retirement Payment Period (as defined below) or (b) the termination of the Agreement pursuant to ¶9. For purposes of this Agreement, the “Retirement Payment Period” shall be calculated based on the Participant’s term of service on the Board as follows: thirty-six (36) months plus one (1) month for each additional two (2) month period of service by the Participant on the Board beyond six (6) years. For example, if a Participant serves on the Board for nine (9) years, the term of the Plan would be fifty-four (54) months (the initial 6 years of service = 36 months; the 3 additional years of service = 18 months).

2. Eligibility. A Participant shall be eligible for compensation and benefits under the Plan upon the sixth (6th) anniversary of the Participant’s first (1st) Board meeting as a Director of the Bank. The minutes of the Board as prepared by the Bank’s Secretary and subsequently ratified by the Board shall be dispositive of the Participant’s first (1st) attended Board meeting.

3. Duties. During the Term, Participant shall:

a.	Upon reasonable request, consult with the Bank’s Chairman and/or Chief Executive Officer as needed on matters of importance to the Bank;

b.	Direct or manage special projects or participant in special or ad-hoc committees of the Board deemed appropriate by the Bank’s Chairman and/or Chief Executive Officer;

c.	Upon reasonable request of the Bank’s Chairman or Chief Executive Officer, attend the meetings of the Board;

d.	Attend the Bank’s annual strategic planning meeting and annual shareholder’s meeting;

e.	Attend a reasonable number of the Bank’s Advisory Board meetings for a designated City or area, attend a reasonable number of the Bank’s social functions and such other events of importance to the Bank; and

f.	Serve as an ambassador for the Bank to the general public.

4. Compensation. For the services provided by Participant under this Agreement, the Participant shall be entitled during the Term to a monthly cash payment, payable on the 1st day of each month during the Term, equal to fifty percent (50%) of the monthly fee(s) paid to Directors of the Bank for attendance at all monthly meetings of the Board as established by the Participant’s last Board meeting before retirement from the Board. For example, if the monthly fee as described by the as of the Participant’s last Board meeting is $1,100.00 for attendance at two (2) monthly meetings of the Board, the Participant shall received a monthly cash payment of $550.00

5. Change in Control. If there is a “Change in Control Event” and the Plan is terminated or discontinued, the Participant shall be entitled to a lump-sum payment equal to the net present value of the fees which the Participant would receive pursuant to ¶4 for the remainder of the Term. For purposes hereof, a change in the (i) ownership of the Bank, (ii) effective control of the Bank or (iii) substantial ownership of the assets of the Bank that qualifies as a “Change in Control Event” for purposes of Code Section 409 A pursuant to regulations and guidance issued by the Internal Revenue Service shall be a “Change of Control Event” for this Agreement.

6. Confidential Information. Participant shall adhere to all policies, guidelines, ethical standards, and applicable laws and regulations regarding confidential information of the Bank as if Participant were a member of the Board.

7. Protection of the Bank. Participant shall not during the Term (i) participate in the ownership, management or control of, or be connected as an officer, employee, director, advisory board member or public spokesman for any entity or business which competes with the Bank, or (ii) seek to persuade any employee of the Bank to discontinue his or her status or employment therewith or to become employed in a business or activities competitive with the Bank. Notwithstanding the foregoing, the Participant’s ownership of securities of a company engaged in competition with the Bank not in excess of five percent (5%) of any class of such securities shall not be considered a breach of this paragraph.

8. Non-Disparagement. Participant shall not during the Term, directly or indirectly, through words or actions, disparage or otherwise comment negatively on the Bank, its operations, owners, employees, products, services or name.

9. Termination. The Agreement shall terminate at the end of the Term or on such earlier date as is set forth below:

a.	The death of Participant;

b.	In the event of Participant’s total and permanent disability (defined as any physical, mental or emotional illness or disorder which may be expected to result in death or be of indefinite duration and by reason of which Participant is unable to perform with the requisite skill the material acts substantially necessary to the performance of the contemplated services under this Agreement), then, ninety (90) days following the occurrence of such disability, this Agreement shall terminate. If there is any dispute as to Participant’s permanent disability, the decision shall be determined by the agreement of two (2) licensed physicians, one of whom is selected by BHR and the other by the Participant (or if those two (2) physician cannot agree, by a licensed physician selected by such two (2) physicians);

c.	By the mutual consent of the parties, provided, however, that in the event that this Agreement is terminated at the request of Participant before the expiration of the Term, the provisions of ¶7 and ¶8 of this Agreement shall survive such termination for one (1) year and the provisions of ¶6 of this Agreement shall survive such termination for the remaining Term.

d.

By the Participant’s breach of any of the terms and conditions hereof. In the event that the Agreement is terminated as a result of Participant’s breach, then, in addition to any and all remedies that the Bank may have, Participant shall repay to the Bank upon demand all fees received hereunder and, further, waives all rights and benefits provided by this Agreement. Other than for Participant’s breach of the provisions of ¶9© which survive termination, the termination of this Agreement by mutual consent of the parties at the request of the Participant shall not be considered a “breach” for purposes of this subsection ¶9(d).

10. Miscellaneous.

10.1 Waiver of Breach. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

10.2 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by certified mail or overnight courier to the receiving party at the address above or to such other address as each party may hereafter specify in writing to the other.

10.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives and other legal representatives, successors and assigns.

10.4 Assignment. This Agreement shall not be assignable by Participant.

10.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants or obligations except as set forth herein.

10.6 Amendments. This Agreement may be amended only in writing executed by the parties hereto affected by such amendments.

10.7 Background, Enumerations and Headings. The Background, enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

10.8 Gender and Number. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include neuter or feminine gender and vice versa.

10.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal the day and year first written above.

The Bank of Hampton Roads, a Virginia banking corporation

By	(SEAL)
Print Name:
Title:
Date:

Participant:

(SEAL)
Print Name:
Date:

This agreement has been entered into with Herman A. Hall, III, W. Lewis Witt, Robert R. Kinser, Jordan E. Slone, Jack W. Gibson, Douglas J. Glenn, Patricia M. Windsor, Roland Carroll Smith, Sr., Bobby L. Ralph, and Emil A. Viola.